Exhibit 99.1

NEWS RELEASE

DAWSON GEOPHYSICAL ANNOUNCES COMPLETION OF

STRATEGIC BUSINESS COMBINATION

Combined Company renamed “Dawson Geophysical Company”

and to continue trading on NASDAQ under “DWSN”

MIDLAND, Texas, February 11, 2015 — Dawson Geophysical Company, previously known as TGC Industries, Inc., today announced the completion of its previously announced strategic business combination effective February 11, 2015. Trading in the combined company’s common stock will open on NASDAQ on February 12, 2015 under the symbol “DWSN” on a post-split basis (CUSIP No. 239360100).

Under the terms of the transaction, which was structured as a stock-for-stock merger and intended to qualify as a tax-free reorganization, Dawson Operating Company, previously known as Dawson Geophysical Company (“Legacy Dawson”), merged with a wholly owned subsidiary of Dawson Geophysical Company (the “Combined Company”), previously known as TGC Industries, Inc. (“Legacy TGC”) and continued as the surviving entity and a wholly owned subsidiary of the Combined Company. As consideration for the transaction, all outstanding shares of Legacy Dawson’s common stock, par value $0.33 1/3 per share, were converted into the right to receive 1.760 shares of Legacy TGC’s common stock, par value $0.01 per share, after giving effect to a 1-for-3 reverse stock split of Legacy TGC’s common stock. Immediately prior to the effective time of the transaction, Legacy Dawson changed its name to “Dawson Operating Company” and Legacy TGC changed its name to “Dawson Geophysical Company”.

After the close of regular NASDAQ trading hours on February 11, 2015, and immediately prior to the effective time of the transaction, Legacy TGC effected a 1-for-3 reverse stock split of its outstanding common stock. As a result of the reverse stock split, every three (3) shares of Legacy TGC’s common stock outstanding immediately prior to the transaction were combined and reclassified into one (1) share of Legacy TGC common stock. No fractional shares will be issued in connection with the reverse stock split. Instead, each fractional share to be issued to a Legacy TGC shareholder will be rounded up to the nearest whole share.

Legacy TGC retained its transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), to act as its exchange agent for the reverse stock split.  AST will provide shareholders of record of Legacy TGC immediately prior to the merger, which was the effective time of the reverse stock split, with a letter of transmittal providing instructions for the exchange of their certificates and book-entry shares representing pre-reverse stock split shares for certificates and book-entry shares representing post-reverse stock split shares in the name of the Combined Company. Shareholders owning shares through a broker or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to brokers’ particular processes, and will not be required to take any action in connection with the reverse stock split and the name change of the Combined Company.

The consummation of the reverse stock split reduced the number of Legacy TGC’s outstanding shares of common stock on a pre-transaction basis from approximately 22.0 million shares to 7.3 million shares. Immediately after the issuance of shares to Legacy Dawson’s shareholders in connection with the transaction, the Combined Company had approximately 21.6 million shares of common stock outstanding, with Legacy Dawson shareholders owning approximately 66% of the Combined Company and Legacy TGC shareholders owning approximately 34% of the Combined Company. The Combined Company is authorized to issue an aggregate of 35.0 million shares of common stock, including the shares mentioned above.  AST is also acting as the exchange agent in connection with the transaction and will send to the former registered holders of Legacy Dawson’s common stock a letter of transmittal containing instructions on how to exchange Legacy Dawson stock certificates and book-entry shares for certificates and book-entry shares of the Combined Company.

The Combined Company is operating under the leadership of Stephen Jumper, who serves as the Combined Company’s Chairman, President and Chief Executive Officer, and Wayne Whitener, who serves as an officer of the Combined Company and as Vice Chairman of the Combined Company’s board of directors. In addition to Messrs. Jumper and Whitener, the Combined Company’s board of directors includes four members of the Legacy Dawson board—Craig Cooper, Gary Hoover, Ted North and Mark Vander Ploeg—and two members of the Legacy TGC board —William Barrett and Dr. Allen McInnes. In addition to Messrs. Jumper and Whitener, the board of directors of the Combined Company appointed James K. Brata, Christina W. Hagan, James W. Thomas, C. Ray Tobias and Daniel G. Winn as officers of the Combined Company.

Raymond James & Associates, Inc. served as financial advisor to Legacy Dawson while Stephens Inc. served as financial advisor to Legacy TGC. Baker Botts L.L.P. served as legal counsel to Legacy Dawson while Haynes and Boone, LLP served as legal counsel to Legacy TGC.

About Dawson Geophysical

Dawson Geophysical Company is a leading provider of U.S. onshore seismic data acquisition services with operations throughout the continental United States and Canada.  Dawson acquires and processes 2-D, 3-D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators as well as providers of multi-client data libraries.

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Safe Harbor Provisions

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, the Combined Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Combined Company’s actual results of operations. Such forward looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward looking statements as a result of certain factors. These risks include but are not limited to the risk that the benefits from the transaction may not be fully realized or may take longer to realize than expected; the ability to promptly and effectively integrate the businesses of Legacy Dawson and Legacy TGC; the ability to realize anticipated synergies and cost savings from the transaction; the reaction of the companies’ customers, employees and counterparties to the transaction; diversion of management time on transaction-related issues; the volatility of oil and natural gas prices; dependence upon energy industry spending; industry competition; reduced utilization; delays, reductions or cancellations of service contracts; high fixed costs of operations and high capital requirements; external factors affecting the Combined Company’s crews such as weather interruptions and inability to obtain land access rights of way; disruptions in the global economy; whether the Combined Company enters into turnkey or dayrate contracts; crew productivity; the limited number of clients; credit risk related to clients; and the availability of capital resources. A discussion of these and other factors, including risks and uncertainties with respect to the Combined Company is set forth in Legacy Dawson’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014 and in the Registration Statement on Form S-4 filed by Legacy TGC on November 6, 2014, as amended. The Combined Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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Dawson Geophysical Company	Company Contact
Stephen C. Jumper, President and CEO	Edge Consulting, Inc.
James K. Brata, CFO	Anthony D. Andora
(800) 332-9766	(720) 317-8927
www.dawson3d.com